Bank of America 4Q23 Financial Results January 12, 2024

2023 Financial Results

($B, except per share data)	2023	2023 Adjusted[1]	2022	Inc / (Dec)		Inc / (Dec) Adjusted[1]	
Total Revenue, net of interest expense	**$98.6**	**$100.2**	$95.0	$3.6	4 %	$5.2	5 %
Provision for credit losses	**4.4**	**4.4**	2.5	1.9	73	1.9	73
Net charge-offs	**3.8**	**3.8**	*2.2*	*1.6*	*75*	*1.6*	*75*
Reserve build[2]	**0.6**	**0.6**	*0.4*	*0.2*	*60*	*0.2*	*60*
Noninterest expense	**65.8**	**63.8**	61.4	4.4	7	2.3	4
Pretax income	**28.3**	**32.0**	31.0	(2.6)	(8)	1.0	3
Pretax, pre-provision income[3]	**32.7**	**36.4**	*33.5*	*(0.8)*	*(2)*	*2.9*	*9*
Income tax	**1.8**	**2.7**	3.4	(1.6)	(47)	(0.7)	(21)
Net income	**$26.5**	**$29.3**	$27.5	($1.0)	(4)	$1.8	6
Diluted earnings per share	**$3.08**	**$3.42**	$3.19	($0.11)	(3)	$0.23	7
Average diluted common shares (in millions)	**8,081**	**8,081**	8,167	(87)	(1)	(87)	(1)

Return Metrics and Efficiency Ratio	2023	2023 Adjusted[1]	2022
Return on average assets	**0.84 %**	**0.93 %**	0.88 %
Return on average common shareholders' equity	**9.8**	**10.8**	10.8
Return on average tangible common shareholders' equity[3]	**13.5**	**15.0**	15.1
Efficiency ratio	**67**	**64**	65

2023 results included two notable items recorded in 4Q23:

- FDIC special assessment pretax noninterest expense of $2.1B, which reduced 4Q23 earnings by $0.20 per diluted common share
- As described in the Form 8-K filed on January 8, 2024, pretax noninterest income charge of $1.6B as a result of the Bloomberg Short-Term Bank Yield Index (BSBY) cessation announcement, which reduced 4Q23 earnings by $0.15 per diluted common share

Note: Amounts may not total due to rounding.
[1] Amounts in this column (other than provision for credit losses and average diluted common shares) are adjusted for the FDIC special assessment and the BSBY cessation impact. Amounts represent non-GAAP financial measures. For a reconciliation to GAAP of the presented financial measures, see note A on slide 36. For important presentation information, see slide 40.
[2] For more information on reserve build (release), see note B on slide 37.
[3] Represent non-GAAP financial measures. For more information on pretax, pre-provision income and a reconciliation to GAAP, see note C on slide 37. For important presentation information about these measures, see slide 40.

2

Added ~2,500 new clients; more than 2x 20222 Business Lending revenue up 15% YoY to $10.2B $11.4B Global Transaction Services revenue, up 10% YoY #3 in both U.S. and international investment banking fees for 2023; grew market share 24 bps vs. 20223 New institutional client relationships up 11% YoY Record 4Q and full year sales and trading revenue Record annual average loan balances of $130B, up 11% YoY Zero trading loss days in 2023 1 Includes credit cards across Consumer Banking, Small Business, and Global Wealth & Investment Management. 2 As of November 2023. 3 Source: Dealogic as of December 31, 2023. Added record of over 40,000 net new relationships across Merrill and Private Bank, up 47% YoY Assets under management flows of $52B since 4Q22 Opened record ~150,000 bank accounts Continued Organic Growth in 2023 3 Consumer Banking Global Wealth & Investment Management Global Banking Global Markets Added over 600,000 net new checking accounts; 20 consecutive quarters of growth Added 4.6MM credit card accounts1 Record 3.8MM consumer investment accounts, with $49 billion net client flows since 4Q22 $5.4T total deposits, loans, and investments balances $84B total wealth management flows in 2023

4Q23 Financial Results

($B, except per share data)	4Q23	4Q23 Adjusted[1]	4Q22	Inc / (Dec)		Inc / (Dec) Adjusted[1]	
Total Revenue, net of interest expense	**$22.0**	**$23.5**	$24.5	($2.6)	(10) %	($1.0)	(4) %
Provision for credit losses	**1.1**	**1.1**	1.1	—	1	—	1
Net charge-offs	***1.2***	***1.2***	*0.7*	*0.5*	*73*	*0.5*	*73*
Reserve build (release)	***(0.1)***	***(0.1)***	*0.4*	*(0.5)*	*(122)*	*(0.5)*	*(122)*
Noninterest expense	**17.7**	**15.6**	15.5	2.2	14	0.1	1
Pretax income	**3.1**	**6.8**	7.9	(4.8)	(60)	(1.1)	(14)
Pretax, pre-provision income[2]	***4.2***	***7.9***	*9.0*	*(4.8)*	*(53)*	*(1.1)*	*(12)*
Income tax (benefit)	**—**	**0.9**	0.8	(0.8)	(103)	0.1	12
Net income	**$3.1**	**$5.9**	$7.1	($4.0)	(56)	($1.2)	(17)
Diluted earnings per share	**$0.35**	**$0.70**	$0.85	($0.50)	(59)	($0.15)	(18)
Average diluted common shares (in millions)	**8,062**	**8,062**	8,156	(93)	(1)	(93)	(1)

Return Metrics and Efficiency Ratio	4Q23	4Q23 Adjusted[1]	4Q22
Return on average assets	**0.39 %**	**0.73 %**	0.92 %
Return on average common shareholders' equity	**4.3**	**8.6**	11.2
Return on average tangible common shareholders' equity[2]	**5.9**	**11.7**	15.8
Efficiency ratio	**81**	**66**	63

4Q23 results included two notable items:

- FDIC special assessment pretax noninterest expense of $2.1B, which reduced earnings by $0.20 per diluted common share
- As described in the Form 8-K filed on January 8, 2024, pretax noninterest income charge of $1.6B as a result of the BSBY cessation announcement, which reduced earnings by $0.15 per diluted common share

Note: Amounts may not total due to rounding.

[1] Amounts in this column (other than provision for credit losses and average diluted common shares) are adjusted for the FDIC special assessment and the BSBY cessation impact. Amounts represent non-GAAP financial measures. For a reconciliation to GAAP of the presented financial measures, see note A on slide 36. For important presentation information, see slide 40.

[2] Represent non-GAAP financial measures. For more information on pretax, pre-provision income and a reconciliation to GAAP, see note C on slide 37. For important presentation information about these measures, see slide 40.

4

1 ROE stands for return on average common shareholders’ equity; ROTCE stands for return on average tangible common shareholders’ equity. FTE stands for fully taxable-equivalent basis. 2 Represent non-GAAP financial measures. For important presentation information about these measures, see slide 40. 3 Represent non-GAAP financial measures. For a reconciliation to GAAP of the presented financial metrics, see note A on slide 36. 4Q23 adjusted noninterest expense of $15.6B is calculated as reported noninterest expense of $17.7B less the FDIC special assessment of $2.1B. Reported noninterest expense for 3Q23 was $15.8B. For important presentation information, see slide 40. 4 Excludes loans measured at fair value. Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period. 5 See note D on slide 37 for definition of Global Liquidity Sources. 4Q23 Highlights (Comparisons to 4Q22, unless otherwise noted) • Net income of $3.1B; diluted earnings per share (EPS) of $0.35; ROE1 4.3%, ROTCE1,2 5.9% – Excluding FDIC special assessment and BSBY cessation impact, adj. net income $5.9B, adj. diluted EPS $0.70, adj. ROE 8.6%, adj. ROTCE 11.7%3 • Revenue, net of interest expense, of $22.0B decreased $2.6B, or 10% – Excluding BSBY cessation impact, adjusted revenue of $23.5B decreased 4%3 ◦ Net interest income (NII) of $13.9B ($14.1B FTE)1,2 decreased $0.7B, or 5%, as higher deposit costs and lower deposit balances more than offset higher asset yields ◦ Noninterest income of $8.0B decreased $1.8B; excluding BSBY cessation impact, adjusted noninterest income of $9.6B decreased $264MM3 – Higher asset management and investment banking fees were more than offset by lower market making and similar activities • Provision for credit losses of $1.1B – Net reserve release of $0.1B vs. net reserve builds of $0.4B in 4Q22 and $0.3B in 3Q23 – Net charge-offs (NCOs)4 of $1.2B increased compared to 4Q22 and 3Q23, driven primarily by credit card and commercial real estate office – Net charge-off ratio of 45 bps4 increased 19 bps vs. 4Q22 and 10 bps vs. 3Q23 • Noninterest expense of $17.7B increased $2.2B, or 14%, vs. 4Q22; increased $1.9B, or 12%, vs. 3Q23 – Excluding FDIC special assessment, adjusted noninterest expense of $15.6B increased $94MM, or 1%, vs. 4Q22; declined $201MM, or 1%, vs. 3Q233 • Balance sheet remained strong – Average deposits of $1.91T grew $29B, or 2%, vs. 3Q23 – Average loans and leases of $1.05T were modestly higher vs. 3Q23 – Common Equity Tier 1 capital of $195B increased $0.7B from 3Q23 – Common Equity Tier 1 ratio of 11.8%; 181 bps above regulatory minimum effective January 1, 2024 – Average Global Liquidity Sources of $897B5 – Paid $1.9B in common dividends and repurchased $0.8B of common stock, including repurchases to offset shares awarded under equity-based compensation plans 5

Balance Sheet, Liquidity, and Capital

(EOP[1] basis unless noted)

Balance Sheet Metrics	4Q23	3Q23	4Q22
Assets ($B)			
Total assets	**$3,180**	$3,153	$3,051
Total loans and leases	**1,054**	1,049	1,046
Cash and cash equivalents	**333**	352	230
Total debt securities	**871**	779	863
Funding & Liquidity ($B)			
Total deposits	**$1,924**	$1,885	$1,930
Long-term debt	**302**	290	276
Global Liquidity Sources (average)[2]	**897**	859	868
Equity ($B)			
Common shareholders' equity	**$263**	$259	$245
Common equity ratio	**8.3 %**	8.2 %	8.0 %
Tangible common shareholders' equity[3]	**$193**	$189	$175
Tangible common equity ratio[3]	**6.2 %**	6.1 %	5.9 %
Per Share Data			
Book value per common share	**$33.34**	$32.65	$30.61
Tangible book value per common share[3]	**24.46**	23.79	21.83
Common shares outstanding (in billions)	**7.90**	7.92	8.00

Basel 3 Capital ($B)[4]	4Q23	3Q23	4Q22
Common equity tier 1 capital	**$195**	$194	$180
Standardized approach			
Risk-weighted assets (RWA)	**$1,651**	$1,632	$1,605
CET1 ratio	**11.8 %**	11.9 %	11.2 %
Advanced approaches			
Risk-weighted assets	**$1,459**	$1,441	$1,411
CET1 ratio	**13.4 %**	13.5 %	12.8 %
Supplementary leverage			
Supplementary Leverage Ratio	**6.1 %**	6.2 %	5.9 %

- CET1 ratio of 11.8% decreased 9 bps vs. 3Q23[4]
  - CET1 capital of $195B increased $0.7B from 3Q23, driven by net income, partially offset by capital distributions to shareholders
  - Standardized RWA of $1,651B increased $18B from 3Q23
- Book value per share of $33.34 improved 9% from 4Q22; tangible book value per share of $24.46[3] improved 12% from 4Q22
- Average Global Liquidity Sources of $897B[2] increased $38B, or 4%, from 3Q23

[1] EOP stands for end of period.
[2] See note D on slide 37 for definition of Global Liquidity Sources.
[3] Represent non-GAAP financial measures. For important presentation information, see slide 40.
[4] Regulatory capital ratios at December 31, 2023 are preliminary. Bank of America Corporation (the Corporation) reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Total capital ratio under the Standardized approach for December 31, 2023 and September 30, 2023; and the CET1 ratio under the Standardized approach for December 31, 2022.

6

$1,029 $1,031 $1,037 $1,037 $1,041 300 304 307 311 313 225 221 219 219 219 380 381 383 376 375 123 125 129 131 134 Consumer Banking GWIM Global Banking Global Markets 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $250 $500 $750 $1,000 $1,250 $1,039 $1,041 $1,047 $1,046 $1,051 4Q22 1Q23 2Q23 3Q23 4Q23 $800 $900 $1,000 $1,100 +4% (3%) (1%) +9% Average Loan and Lease Trends YoY +1% YoY +1% YoY (10%) Note: Amounts may not total due to rounding. Total Loans and Leases in All Other ($B) Loans and Leases in Business Segments ($B) Total Loans and Leases by Portfolio ($B)Total Loans and Leases ($B) $453 $453 $454 $457 $459 $587 $588 $593 $589 $592 Consumer Commercial 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $250 $500 $750 7 8 8 8 8 8 2 2 2 2 2 $10 $10 $10 $9 $9 Residential mortgage Home equity 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $5 $10 $15

Consumer Banking ($B) GWIM ($B) Global Banking ($B) Total Corporation ($B) Average Deposit Trends Bank of America Ranked #1 in U.S. Retail Deposit Market Share1 Note: Amounts may not total due to rounding. Total Corporation also includes Global Markets and All Other. 1 Estimated U.S. retail deposits based on June 30, 2023 FDIC deposit data. 2 Includes Consumer and Small Business checking products and excludes consumer investments, which are included in non-checking. 3 Includes Preferred Deposits, other non-sweep Merrill Bank deposits, and Private Bank deposits. $256 $318 $314 $295 $292 $292 167 211 224 219 223 228 88 106 90 76 69 65 Bank deposits Sweep deposits 4Q19 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $100 $200 $300 $400 $1,410 $1,926 $1,894 $1,875 $1,876 $1,905 1,002 1,245 1,264 1,278 1,311 1,362 409 681 630 597 565 543 Interest-bearing Noninterest-bearing 4Q19 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $750 $1,500 $2,250 $379 $503 $493 $498 $504 $528 209 226 257 289 315 351 169 278 236 208 189 177 Interest-bearing Noninterest-bearing 4Q19 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $200 $400 $600 +2% (6%) +4% (4%) QoQ 2% QoQ 0% QoQ (2%) +11% (7%) (1%) QoQ +5% 8 $720 $1,047 $1,026 $1,006 $980 $959 377 511 501 490 482 478 343 536 525 517 498 482 Non-checking Checking 4Q19 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $250 $500 $750 $1,000 $1,250 (3%) 2 +36% +33% vs. 4Q19 +35% +37% (26%) vs. 4Q19 +14% +27% +40% vs. 4Q19 +33% +68% +4% vs. 4Q19 +39% 3

4Q19 4Q20 4Q21 4Q22 4Q23 $0.5T $2.5T • Deposits in excess of loans grew from $0.5T in 4Q19 and peaked at $1.1T in 4Q21; grew from $0.8T in 3Q23 to $0.9T in 4Q23 • Excess deposits stored in cash and investment securities – 51% cash and AFS and 49% HTM in 4Q23 – Cash levels of $333B remained well above pre-pandemic ($162B in 4Q19) • AFS securities mostly hedged with floating rate swaps; duration less than 0.5 years and marked through AOCI1 and regulatory capital • HTM securities book has declined $89B since peaking at $683B in 3Q21; down $38B vs. 4Q22 and $9B vs. 3Q23 – MBS1 of $465B down $9B vs. 3Q23; $129B UST / other flat – Valuation improved $34B from 3Q23 and $11B vs. 4Q22 • Blended cash and securities yield continued to improve in 4Q23 and is 170 bps above deposit rate paid 1 AFS stands for available-for-sale. HTM stands for held-to-maturity. AOCI stands for accumulated other comprehensive income. MBS stands for mortgage-backed securities. 2 HTM Valuation represents pretax net unrealized gains (losses) on total held-to-maturity debt securities. 3 Yields based on average balances. Yield on cash represents yield on interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks. $634 $1,065 $1,331 $1,093 $1,205 216 438 675 633 595256 247 308 230 277 162 380 348 230 333 4Q19 4Q20 4Q21 4Q22 4Q23 9 3.51% 1.82% Cash & securities yield Total deposit rate paid 4Q19 4Q23 0.00% 1.00% 2.00% 3.00% 4.00% Managing Excess Deposits Deposits in Excess of Loans (EOP, $B) Cash and Securities Portfolios ($B)1 Cash & Securities Yield vs. Deposit Rate Paid 3 $451B $1,085B $870B HTM Valuation2 $4B $10B ($9B) ($109B) ($98B)Deposits Loans HTM securities AFS & other securities Cash & cash equivalents Deposits in excess of loans

• Net interest income of $13.9B ($14.1B FTE)1 decreased $0.7B YoY, as higher deposit costs and lower deposit balances more than offset higher asset yields and higher NII related to Global Markets (GM) activity – Decreased $0.4B from 3Q23, driven primarily by higher deposit costs and lower NII related to GM activity, partially offset by higher asset yields – NII related to GM activity increased approximately $0.2B YoY and declined $0.1B from 3Q23 • Net interest yield of 1.97% decreased 25 bps YoY and decreased 14 bps from 3Q23 – Excluding GM, net interest yield of 2.47%1 • As of December 31, 2023, a +100 bps parallel shift above the interest rate yield curve was estimated to benefit NII by $3.5B over the next 12 months; a -100bps parallel shift was estimated to decrease NII by $3.1B2 Net Interest Income (FTE, $B)1 Net Interest Income Net Interest Yield (FTE)1 Note: Amounts may not total due to rounding. FTE stands for fully taxable-equivalent basis. 1 Represent non-GAAP financial measures. Net interest yield adjusted to exclude Global Markets NII of $0.6B, $0.7B, $0.3B, $0.1B, $0.4B, and $1.1B, and average earning assets of $667.1B, $656.0B, $657.9B, $627.9B, $610.0B, and $472.4B for 4Q23, 3Q23, 2Q23, 1Q23, 4Q22, and 4Q20, respectively. The Corporation believes the presentation of NII and net interest yield excluding Global Markets provides investors with transparency of NII and net interest yield in core banking activities. For important presentation information, see slide 40. 2 NII asset sensitivity represents banking book positions. See note E on slide 37 for information on asset sensitivity assumptions. 1.71% 2.22% 2.20% 2.06% 2.11% 1.97% 2.81% 2.85% 2.65% 2.64% 2.47% Reported net interest yield Net interest yield excl. GM 4Q20 4Q22 1Q23 2Q23 3Q23 4Q23 1.00% 2.00% 3.00% 4.00% $10.4 $14.8 $14.6 $14.3 $14.5 $14.1 $10.3 $14.7 $14.4 $14.2 $14.4 $13.9 Net interest income (GAAP) FTE adjustment 4Q20 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $5.0 $10.0 $15.0 10 Net Interest Income excl. GM (FTE, $B)1 $10.4 $14.8 $14.6 $14.3 $14.5 $14.1 $9.3 $14.4 $14.5 $14.0 $13.9 $13.5 NII excl. GM GM NII 4Q20 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $5.0 $10.0 $15.0 1.90%

$15.5 $16.2 $16.0 $15.8 $17.7 9.2 9.9 9.4 9.6 9.5 6.4 6.3 6.6 6.3 6.1 2.1 Compensation and benefits Other FDIC special assessment 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $10.0 $20.0 63% 62% 64% 63% 66% 4Q22 1Q23 2Q23 3Q23 4Q23 55% 60% 65% 70% Total Noninterest Expense ($B) Efficiency Ratio Expense and Efficiency 11 • 4Q23 noninterest expense of $17.7B included an accrual of $2.1B for the estimated amount of the FDIC special assessment for uninsured deposits of certain failed banks • Excluding the FDIC special assessment, adjusted noninterest expense of $15.6B increased $94MM, or 1%,1 vs. 4Q22, driven by investments in people, as well as higher FDIC expense from the increased assessment on banks announced in 2022 – 4Q23 adjusted noninterest expense declined $201MM, or 1%, vs. 3Q23,1 driven primarily by lower average headcount and lower revenue-related expenses 1 $15.6B1 Note: Amounts may not total due to rounding. 1 Represent non-GAAP financial measures. 4Q23 adjusted noninterest expense of $15.6B is calculated as reported noninterest expense of $17.7B less the FDIC special assessment of $2.1B. Reported noninterest expense for 3Q23 was $15.8B. 4Q23 efficiency ratio adjusted to exclude FDIC special assessment. Reported 4Q23 efficiency ratio was 81%. For more information and a reconciliation to GAAP, see note A on slide 36. For important presentation information about this measure, see slide 40.

Asset Quality 1 Excludes loans measured at fair value. 2 Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Provision for Credit Losses ($MM) Net Charge-offs ($MM)1 $1,092 $931 $1,125 $1,234 $1,104 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $500 $1,000 $1,500 $689 $807 $869 $931 $1,192 0.26% 0.32% 0.33% 0.35% 0.45% Net charge-offs Net charge-off ratio 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $250 $500 $750 $1,000 $1,250 0.10% 0.20% 0.30% 0.40% 0.50% 0.60% 12 • Total net charge-offs of $1.2B1 increased $261MM from 3Q23 – Consumer net charge-offs of $913MM increased $109MM, driven primarily by higher credit card losses – Credit card loss rate of 3.07% in 4Q23 vs. 2.72% in 3Q23 – Commercial net charge-offs of $279MM increased $152MM • Net charge-off ratio of 0.45% increased 10 bps from 3Q23 • Provision for credit losses of $1.1B – Net reserve release of $88MM in 4Q23, driven primarily by Commercial, partially offset by reserve build in credit card • Allowance for loan and lease losses of $13.3B represented 1.27% of total loans and leases1,2 – Total allowance of $14.6B included $1.2B for unfunded commitments • Nonperforming loans (NPLs) of $5.5B increased $0.7B from 3Q23, driven primarily by Commercial Real Estate – 60% of Consumer NPLs are contractually current • Commercial reservable criticized utilized exposure of $23.3B decreased $0.4B from 3Q23

Commercial Net Charge-offs ($MM) Consumer Net Charge-offs ($MM) Asset Quality – Consumer and Commercial Portfolios 1 Excludes loans measured at fair value. 2 Fully-insured loans are FHA-insured loans and other loans individually insured under long-term standby agreements. 3 C&I includes commercial and industrial and commercial lease financing. $158 $154 $149 $127 $279 0.11% 0.11% 0.10% 0.09% 0.19% Small business Commercial real estate C&I Commercial NCO ratio 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $100 $200 $300 0.00% 0.10% 0.20% 0.30% $531 $653 $720 $804 $913 0.47% 0.58% 0.64% 0.70% 0.79% Credit card Other Consumer NCO ratio 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $250 $500 $750 $1,000 0.00% 0.25% 0.50% 0.75% 1.00% Commercial Metrics ($MM) 4Q23 3Q23 4Q22 Provision (benefit) ($160) $16 $190 Reservable criticized utilized exposure 23,300 23,722 19,274 Nonperforming loans and leases 2,773 2,041 1,054 % of loans and leases1 0.47% 0.35% 0.18 % Allowance for loans and leases $4,822 $5,120 $5,445 % of loans and leases1 0.82% 0.87% 0.93 % Consumer Metrics ($MM) 4Q23 3Q23 4Q22 Provision $1,264 $1,218 $902 Nonperforming loans and leases 2,712 2,792 2,754 % of loans and leases1 0.59% 0.61% 0.60 % Consumer 30+ days performing past due $4,414 $3,975 $3,330 Fully-insured2 527 523 627 Non fully-insured 3,887 3,452 2,703 Consumer 90+ days performing past due 1,478 1,282 1,087 Allowance for loans and leases 8,520 8,167 7,237 % of loans and leases1 1.85% 1.78% 1.59% # times annualized NCOs 2.35 x 2.56 x 3.44 x 13 3

Consumer Banking

Summary Income Statement ($MM)	4Q23	Inc / (Dec) 3Q23	4Q22
Total revenue, net of interest expense	**$10,329**	($143)	($453)
Provision for credit losses	**1,405**	8	461
Noninterest expense	**5,234**	(22)	134
Pretax income	**3,690**	(129)	(1,048)
Pretax, pre-provision income[1]	**5,095**	*(121)*	*(587)*
Income tax expense	**922**	(33)	(239)
Net income	**$2,768**	($96)	($809)

Key Indicators ($B)	4Q23	3Q23	4Q22
Average deposits	**$959.2**	$980.1	$1,047.1
Rate paid on deposits	**0.47 %**	0.34 %	0.06 %
Cost of deposits[2]	**1.36**	1.32	1.21
Average loans and leases	**$313.4**	$310.8	$300.4
Net charge-off ratio	**1.30 %**	1.16 %	0.78 %
Net charge-offs ($MM)	**$1,023**	$911	$591
Reserve build ($MM)	**382**	486	353
Consumer investment assets[3]	**$424.4**	$387.5	$319.6
Active mobile banking users (MM)	**37.9**	37.5	35.5
% Consumer sales through digital channels	**49 %**	46 %	49 %
Number of financial centers	**3,845**	3,862	3,913
Combined credit / debit purchase volumes[4]	**$228.9**	$225.3	$223.0
Total consumer credit card risk-adjusted margin[4]	**7.18 %**	7.70 %	9.87 %
Return on average allocated capital	**26**	27	35
Allocated capital	**$42.0**	$42.0	$40.0
Efficiency ratio	**51 %**	50 %	47 %

- Net income of $2.8B
- Revenue of $10.3B decreased 4% from 4Q22, driven primarily by the impact of lower deposit balances
- Provision for credit losses of $1.4B vs. $0.9B in 4Q22
  - Net reserve build of $382MM in 4Q23
  - Net charge-offs of $1.0B increased $432MM from 4Q22
- Noninterest expense of $5.2B increased 3% from 4Q22, driven primarily by higher FDIC expense
  - Efficiency ratio 51%
- Average deposits of $959B decreased $88B, or 8%, from 4Q22
  - 58% of deposits in checking accounts; 92% primary accounts[5]
- Average loans and leases of $313B increased $13B, or 4%, from 4Q22
- Combined credit / debit card spend[4] of $229B increased 3% from 4Q22
- Record consumer investment assets[3] of $424B grew $105B, or 33%, from 4Q22, driven by $49B of client flows from new and existing clients and higher market valuations
  - 3.8MM consumer investment accounts, up 10%
- 11.1MM Total clients[6] enrolled in Preferred Rewards, up 8% from 4Q22
  - 99% annualized retention rate

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 37. For important presentation information, see slide 40.
[2] Cost of deposits calculated as annualized noninterest expense as a percentage of total average deposits within the Deposits sub-segment.
[3] End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and assets under management (AUM) in Consumer Banking.
[4] Includes consumer credit card portfolios in Consumer Banking and GWIM.
[5] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[6] As of November 2023. Includes clients in Consumer, Small Business, and GWIM.

14

Global Wealth & Investment Management

Summary Income Statement ($MM)	4Q23	Inc / (Dec) 3Q23	4Q22
Total revenue, net of interest expense	**$5,227**	($94)	($183)
Provision (benefit) for credit losses	**(26)**	(20)	(63)
Noninterest expense	**3,894**	(56)	110
Pretax income	**1,359**	(18)	(230)
Pretax, pre-provision income[1]	**1,333**	(38)	(293)
Income tax expense	**340**	(4)	(49)
Net income	**$1,019**	($14)	($181)

Key Indicators ($B)	4Q23	3Q23	4Q22
Average deposits	**$292.5**	$291.8	$317.8
Rate paid on deposits	**2.87 %**	2.69 %	1.37 %
Average loans and leases	**$219.4**	$218.6	$225.1
Net charge-off ratio	**0.02 %**	0.01 %	0.01 %
Net charge-offs ($MM)	**$12**	$4	$4
Reserve build (release) ($MM)	**(38)**	(10)	33
AUM flows	**$8.4**	$14.2	$0.1
Pretax margin	**26 %**	26 %	29 %
Return on average allocated capital	**22**	22	27
Allocated capital	**$18.5**	$18.5	$17.5

- Net income of $1.0B
- Revenue of $5.2B decreased 3% compared to 4Q22, driven by lower NII, partially offset by higher asset management fees due to higher market levels and AUM flows
- Noninterest expense of $3.9B increased 3% vs. 4Q22, driven by revenue-related incentives and higher FDIC expense
- Client balances of $3.8T increased 12% from 4Q22, driven by higher market valuations and positive net client flows
  - AUM flows of $8B in 4Q23; $52B in 2023
- Average deposits of $292B decreased $25B, or 8%, from 4Q22
- Average loans and leases of $219B decreased $6B, or 3%, from 4Q22
- Added over 7,000 net new relationships across Merrill and Private Bank in 4Q23
  - Opened nearly 150,000 new bank accounts in 2023
- 84% of GWIM households / relationships digitally active across the enterprise, up from 82% in 4Q22[2]

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 37. For important presentation information, see slide 40.
[2] Digital Adoption is the percentage of digitally active Merrill primary households ($250K+ in investable assets within the enterprise) and digitally active Private Bank core relationships ($3MM+ in total balances). Merrill excludes Stock Plan and Banking only households. Private Bank includes third party activities (effective 1Q23) and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships. Digital Adoption as of December for Merrill and as of November for Private Bank.

15

Global Banking

Summary Income Statement ($MM)	4Q23	Inc / (Dec) 3Q23	4Q22
Total revenue, net of interest expense[1]	**$5,928**	($275)	($510)
Provision (benefit) for credit losses	**(239)**	(120)	(388)
Noninterest expense	**2,781**	(23)	(52)
Pretax income	**3,386**	(132)	(70)
Pretax, pre-provision income[2]	**3,147**	*(252)*	*(458)*
Income tax expense	**914**	(36)	(2)
Net income	**$2,472**	($96)	($68)

Selected Revenue Items ($MM)	4Q23	3Q23	4Q22
Total Corporation IB fees (excl. self-led)[1]	**$1,145**	$1,188	$1,071
Global Banking IB fees[1]	**690**	743	706
Business Lending revenue	**2,548**	2,623	2,670
Global Transaction Services revenue	**2,659**	2,769	3,109

Key Indicators ($B)	4Q23	3Q23	4Q22
Average deposits	**$527.6**	$504.4	$503.5
Average loans and leases	**374.9**	376.2	380.4
Net charge-off ratio	**0.17 %**	0.02 %	0.12 %
Net charge-offs ($MM)	**$160**	$20	$112
Reserve build (release) ($MM)	**(399)**	(139)	37
Return on average allocated capital	**20 %**	21 %	23 %
Allocated capital	**$49.3**	$49.3	$44.5
Efficiency ratio	**47 %**	45 %	44 %

- Net income of $2.5B
- Revenue of $5.9B decreased 8% vs. 4Q22, driven by lower NII and leasing revenue
  - Total Corporation investment banking fees (excl. self-led) of $1.1B increased 7% from 4Q22
    - Improved market share 32 bps from 4Q22; #4 investment banking fee ranking[3]
- Provision for credit losses decreased $388MM to a benefit of $239MM, driven primarily by an improved macroeconomic outlook
- Noninterest expense of $2.8B decreased 2% from 4Q22, driven by lower revenue-related incentives, partially offset by continued investments in the business, including technology, and higher FDIC expense
- Average deposits of $528B increased $24B, or 5%, from 4Q22
- Average loans and leases of $375B decreased $6B, or 1%, from 4Q22, reflecting lower client demand

[1] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[2] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 37. For important presentation information, see slide 40.
[3] Source: Dealogic as of December 31, 2023.

16

Global Markets[1]

Summary Income Statement ($MM)	4Q23	Inc / (Dec) 3Q23	Inc / (Dec) 4Q22
Total revenue, net of interest expense[2]	**$4,088**	($854)	$227
Net DVA	***(132)***	*(116)*	*61*
Total revenue (excl. net DVA)[2,3]	***4,220***	*(738)*	*166*
Provision (benefit) for credit losses	**(60)**	(46)	(64)
Noninterest expense	**3,271**	36	100
Pretax income	**877**	(844)	191
Pretax, pre-provision income[4]	***817***	*(890)*	*127*
Income tax expense	**241**	(232)	59
Net income	**$636**	($612)	$132
Net income (excl. net DVA)[3]	***$736***	***($524)***	***$86***

Selected Revenue Items ($MM)[2]	4Q23	3Q23	4Q22
Sales and trading revenue	**$3,619**	$4,405	$3,525
Sales and trading revenue (excl. net DVA)[3]	**3,751**	4,421	3,718
FICC (excl. net DVA)[3]	**2,206**	2,723	2,343
Equities (excl. net DVA)[3]	**1,545**	1,698	1,375
Global Markets IB fees	**439**	463	347

Key Indicators ($B)	4Q23	3Q23	4Q22
Average total assets	**$868.0**	$863.7	$857.3
Average trading-related assets	**615.4**	609.7	608.5
Average 99% VaR ($MM)[5]	**79**	69	117
Average loans and leases	**133.6**	131.3	123.0
Net charge-offs ($MM)	**8**	13	(1)
Reserve build (release) ($MM)	**(68)**	(27)	5
Return on average allocated capital	**6 %**	11 %	5 %
Allocated capital	**$45.5**	$45.5	$42.5
Efficiency ratio	**80 %**	65 %	82 %

- Net income of $0.6B
  - Excluding net DVA, net income of $0.7B[3]
- Revenue of $4.1B increased 6% from 4Q22, driven primarily by higher sales and trading revenue
- Sales and trading revenue of $3.6B increased 3% from 4Q22; excluding net DVA, up 1%[3]
  - FICC revenue decreased 4% (ex. DVA, down 6%),[3] to $2.1B, driven by weaker trading in rates and credit, partially offset by improved trading in mortgages and municipals
  - Equities revenue increased 13% (ex. DVA, up 12%),[3] to $1.5B, driven by improved trading performance in derivatives
- Noninterest expense of $3.3B increased 3% vs. 4Q22, driven by investments in the business, including people and technology
- Average VaR of $79MM in 4Q23[5]

[1] The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Represents a non-GAAP financial measure. Reported FICC sales and trading revenue was $2.1B, $2.7B, and $2.2B for 4Q23, 3Q23, and 4Q22, respectively. Reported Equities sales and trading revenue was $1.5B, $1.7B, and $1.4B for 4Q23, 3Q23, and 4Q22, respectively. See note F on slide 37 and slide 40 for important presentation information.
[4] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 37. For important presentation information, see slide 40.
[5] See note G on slide 37 for the definition of VaR.

17

All Other[1]

Summary Income Statement ($MM)	4Q23	Inc/(Dec) 3Q23	4Q22
Total revenue, net of interest expense	**($3,468)**	($1,850)	($1,632)
Provision (benefit) for credit losses	**24**	48	66
Noninterest expense	**2,551**	1,958	1,896
Pretax income (loss)	**(6,043)**	(3,856)	(3,594)
Pretax, pre-provision income (loss)[2]	***(6,019)***	*(3,808)*	*(3,528)*
Income tax (benefit)	**(2,292)**	(16)	(532)
Net income (loss)	**($3,751)**	($3,840)	($3,062)

- Revenue of ($3.5B) included a charge of $1.6B from BSBY cessation impact
- Noninterest expense of $2.6B included an accrual of $2.1B for the estimated amount of the FDIC special assessment for uninsured deposits of certain failed banks
- Total corporate income tax for the quarter reflected a modest benefit
  - Excluding benefit of FDIC special assessment, benefit of BSBY cessation impact, and other discrete tax items, the effective tax rate (ETR) would have been approximately 14%; further excluding recurring ESG tax credit benefits, the ETR would have been approximately 24%
- For the full year, the total corporate ETR was approximately 6%
  - Excluding benefit of FDIC special assessment, benefit of BSBY cessation impact, and other discrete tax items, the ETR would have been approximately 10%; further excluding recurring ESG tax credit benefits, the ETR would have been approximately 25%

[1] All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses, and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments.
[2] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 37. For important presentation information, see slide 40.

18

Supplemental Business Segment Trends

Total Expense ($B) and Efficiency Total Revenue ($B) Average Deposits ($B) Consumer Investment Assets ($B)2 and Accounts (MM) Average Loans and Leases ($B) Consumer Banking Trends Note: Amounts may not total due to rounding. 1 See slide 38 for business leadership sources. 2 End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking. $10.8 $10.7 $10.5 $10.5 $10.3 8.5 8.6 8.4 8.4 8.3 2.3 2.1 2.1 2.1 2.1 Net interest income Noninterest income 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $4.0 $8.0 $12.0 $5.1 $5.5 $5.5 $5.3 $5.2 47% 51% 52% 50% 51% Noninterest expense Efficiency ratio 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $2.0 $4.0 $6.0 40% 50% 60% 70% $1,047$1,026$1,006 $980 $959 589 581 576 562 552 458 445 431 418 407 Checking Other 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $300 $600 $900 $1,200 $300 $304 $307 $311 $313 118 118 117 117 116 87 89 91 95 97 52 54 55 55 55 22 22 21 21 2121 22 22 23 23 Residential mortgage Consumer credit card Vehicle lending Home equity Small business / other 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $70 $140 $210 $280 $350 20 $320 $355 $387 $387 $424 3.5 3.6 3.7 3.8 3.8 Assets Accounts 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $100 $200 $300 $400 $500 2.5 3.0 3.5 4.0 4.5 5.0 Business Leadership1 • No. 1 in estimated U.S. Retail Deposits(A) • No. 1 Online Banking and Mobile Banking Functionality(B) • No. 1 Small Business Lender(C) • Best Bank in North America(D) • Best Consumer Digital Bank in the U.S.(E) • Best Bank in the U.S. for Small and Medium Enterprises(F) • Certified by J.D. Power for Outstanding Client satisfaction with Customer Financial Health Support – Banking & Payments(G) • No. 1 in Customer Satisfaction for U.S. Retail Banking Advice(H)

Erica® Active Users and Interactions (MM)7 Checks vs. Zelle® Sent Transactions (MM) Digital Sales6Digital Users2 and Households3 Digital Channel Usage4,5 998 1,461 1,579 1,397 45% 49% 49% 49% Digital unit sales (K) Digital as a % of total sales 4Q20 4Q21 4Q22 4Q23 0 500 1,000 1,500 2,000 0% 25% 50% 75% 100% 2,355 2,740 3,046 3,339 636 764 809 865 Digital channel usage (MM) Digital appointments (K) 4Q20 4Q21 4Q22 4Q23 1,000 1,500 2,000 2,500 3,000 3,500 250 500 750 1,000 1,250 1,500 39 41 44 46 52 54 56 57 69% 70% 73% 75% Active users (MM) Verified users (MM) Household adoption % 4Q20 4Q21 4Q22 4Q23 20 30 40 50 60 50% 60% 70% 80% 90% 100% Client Engagement Person-to-Person Payments (Zelle®)8 Digital Volumes 157 218 273 342 $43 $65 $81 $101 Transactions (MM) Volume ($B) 4Q20 4Q21 4Q22 4Q23 0 100 200 300 400 $0 $50 $100 $150 Consumer1 Digital Update 1 Includes all households / relationships with Consumer platform activity, except where otherwise noted. 2 Digital active users represents Consumer and Merrill mobile and / or online 90-day active users; verified users represent Consumer and Merrill users with a digital identification and password. 3 Household adoption represents households with consumer bank login activities in a 90-day period, as of November for each quarter presented. 4 Digital channel usage represents the total number of desktop and mobile banking sessions on the Consumer Banking platform. 5 Digital appointments represent the number of client-scheduled appointments made via online, smartphone, or tablet. 6 Digital sales represent sales initiated and / or booked via our digital platforms. 7 Erica engagement represents mobile and online activity across client facing platforms powered by Erica. 8 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users. 12.9 15.8 18.2 21.5 users (MM) 21 Digital Adoption 6.4 14.0 16.5 18.5 35.4 122.9 146.0 170.0 Erica® users Erica® interactions 4Q20 4Q21 4Q22 4Q23 0.0 5.0 10.0 15.0 20.0 0.0 50.0 100.0 150.0 200.0 136 129 115 105105 144 178 220 Checks written Zelle® sent transactions 4Q20 4Q21 4Q22 4Q23 50 100 150 200 250 2x

1,096 1,187 1,137 1,062 889 4Q22 1Q23 2Q23 3Q23 4Q23 0 500 1,000 1,500 Home Equity1 New Originations ($B)4 Consumer Credit Update 1 Includes loan production within Consumer Banking and GWIM. Consumer credit card balances include average balances of $3.4B, $3.3B, and $3.0B in 4Q23, 3Q23, and 4Q22, respectively, within GWIM. 2 Calculated as the difference between total revenue, net of interest expense, and net credit losses divided by average loans. 3 Represents Consumer Banking only. 4 Amounts represent the unpaid principal balance of loans and in the case of home equity, the principal amount of the total line of credit. Consumer Vehicle Lending3 New Originations ($B) Consumer Credit Card1 New Accounts (K) 22 Residential Mortgage1 New Originations ($B)4 Key Stats 4Q22 3Q23 4Q23 Average outstandings ($B) 89.6 98.0 100.4 NCO ratio 1.71% 2.72% 3.07% Risk-adjusted margin2 9.87% 7.70% 7.18% Average line FICO 772 774 775 $6.8 $7.0 $6.8 $6.8 $6.1 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $2.5 $5.0 $7.5 Key Stats 4Q22 3Q23 4Q23 Average outstandings ($B) 52.5 55.2 55.5 NCO ratio (0.01%) 0.20% 0.37% Average booked FICO 795 796 799 $5.2 $3.9 $5.9 $5.6 $3.9 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $2.5 $5.0 $7.5 Key Stats 4Q22 3Q23 4Q23 Average outstandings ($B)3 118.1 116.8 116.3 NCO ratio3 0.01% 0.03% 0.03% Average FICO 768 772 775 Average booked loan-to-value (LTV) 72% 72% 72% $2.6 $2.6 $2.5 $2.4 $2.3 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $1.0 $2.0 $3.0 Key Stats 4Q22 3Q23 4Q23 Average outstandings ($B)3 21.8 21.1 21.3 NCO ratio3 (0.06%) (0.04%) (0.03%) Average FICO 791 787 788 Average booked combined LTV 58% 58% 57%

Note: Amounts may not total due to rounding. 1 See slide 38 for business leadership sources. 2 End of period. Loans and leases includes margin receivables which are classified in customer and other receivables on the Consolidated Balance Sheet. 3 Managed deposits in investment accounts of $39B, $36B, $39B, $39B, and $48B for 4Q23, 3Q23, 2Q23, 1Q23, and 4Q22, respectively, are included in both AUM and Deposits. Total client balances only include these balances once. Average Deposits ($B) Global Wealth & Investment Management Trends Business Leadership1 • No. 1 on Forbes’ Best-in-State Wealth Advisors (2023), Top Women Wealth Advisors (2023), Top Women Wealth Advisors Best-in-State (2023), Best-in-State Teams (2023), and Top Next Generation Advisors (2023) • No. 1 on Barron’s Top 100 Women Financial Advisors List (2023) • No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2023) • Celent Model Wealth Manager Award (2023) • No. 1 in personal trust AUM(I) • Best National Private Bank(J) and in North America(K) • Best Private Bank in the U.S. by Global Finance (2024) and PWM (2023) • Best Private Bank for Philanthropic Services by Global Finance (2024) and PWM (2023) • Digital Wealth Management Impact Award(L) • Best in Trust(M) Average Loans and Leases ($B) Total Revenue ($B) Client Balances ($B)2,3 $5.4 $5.3 $5.2 $5.3 $5.2 2.0 1.9 1.8 1.8 1.7 2.8 2.9 2.9 3.1 3.0 0.6 0.6 0.5 0.5 0.6 Net interest income Asset management fees Brokerage / other 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $2.0 $4.0 $6.0 1,401 1,467 1,531 1,497 1,618 1,482 1,571 1,628 1,578 1,689 324 301 293 291 300227 221 222 222 222$3,387 $3,522 $3,635 $3,551 $3,789 AUM Brokerage / other Deposits Loans and leases 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $1,000 $2,000 $3,000 $4,000 $225 $221 $219 $219 $219 106 106 106 107 108 54 52 51 50 49 62 60 58 59 60 Consumer real estate Securities-based lending Custom lending Credit card 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $50 $100 $150 $200 $250 $318 $314 $295 $292 $292 4Q22 1Q23 2Q23 3Q23 4Q23 $100 $150 $200 $250 $300 $350 23

Erica® Interactions (MM)5 0.4 1.8 2.2 2.9 4Q20 4Q21 4Q22 4Q23 0.0 1.0 2.0 3.0 Person-to-Person Payments (Zelle®)6 Check Deposits7 eDelivery4Digital Households / Relationships Digital Channel Adoption1,3 70% 75% 77% 79% 4Q20 4Q21 4Q22 4Q23 0% 25% 50% 75% 100% 51% 54% 57% 60% 72% 72% 74% 76% Mobile adoption Online adoption 4Q20 4Q21 4Q22 4Q23 0% 25% 50% 75% 100% 649 674 690 728 77% 79% 82% 84% Digital households / relationships (K) Digital adoption % 4Q20 4Q21 4Q22 4Q23 550 600 650 700 750 60% 70% 80% 90% 100% Client Engagement Digital Volumes Global Wealth & Investment Management Digital Update 1 Digital Adoption is the percentage of digitally active Merrill primary households ($250K+ in investable assets within the enterprise) and digitally active Private Bank core relationships ($3MM+ in total balances). Merrill excludes Stock Plan and Banking only households. Private Bank includes third party activities (effective 1Q23) and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships. 2 Digital Adoption as of November for 4Q20 and 4Q21. 4Q22 and 4Q23 as of December for Merrill and as of November for Private Bank. 3 Digital channel adoption represents the percentage of desktop and mobile banking engagement, as of November for 4Q20, 4Q21, and 4Q22. 4Q23 as of December for Merrill and as of November for Private Bank. 4 GWIM eDelivery percentage includes Merrill Digital Households (excluding Stock Plan, Banking only households, Retirement only, and 529 only) and Private Bank relationships that receive statements digitally, as of November for each quarter presented. 5 Erica engagement represents mobile and online activity across client-facing platforms powered by Erica. 6 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. 4Q20 volume excludes Private Bank. 7 As of November for Private Bank and as of December for Merrill for each quarter presented. Automated check deposits include mobile check deposits, remote deposit operations, and automated teller machine transactions. 24 Digital Adoption1,2 1.4 1.3 1.2 1.2 73% 74% 75% 75% Physical (MM) Automated 4Q20 4Q21 4Q22 4Q23 0.0 0.5 1.0 1.5 2.0 60% 70% 80% 90% 1.1 2.0 2.7 3.5 $0.5 $1.2 $1.5 $2.1 Transactions (MM) Volume ($B) 4Q20 4Q21 4Q22 4Q23 0.0 1.0 2.0 3.0 4.0 $0.0 $1.0 $2.0 $3.0

Global Banking Trends Note: Amounts may not total due to rounding. 1 See slide 38 for business leadership sources. 2 Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities. 3 Total Corporation IB fees excludes self-led deals. Self-led deals of $32MM, $62MM, $50MM, $12MM, and $18MM for 4Q23, 3Q23, 2Q23, 1Q23, and 4Q22, respectively are embedded within Debt, Equity, and Advisory. 4 Advisory includes fees on debt and equity advisory and mergers and acquisitions. Average Deposits ($B)Business Leadership1 • World’s Most Innovative Bank – 2023, Most Innovative Bank in North America(N) • World’s Best Digital Bank, World’s Best Bank for Financing, North America’s Best Digital Bank, North America’s Best Bank for Small to Medium-sized Enterprises, North America’s Best Bank for Sustainable Finance(O) • Best Bank for Payments & Collections in North America(P) • Model Bank award for Product Innovation in Cash Management – 2023, for CashPro Mobile, CashPro Forecasting, and CashPro API(Q) • Best Transaction Bank in North America(R) • 2023 Share & Excellence Awards for U.S. Large Corporate Banking & Cash Management(S) • Relationships with 74% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2023) Average Loans and Leases ($B) Total Revenue ($B)2 Total Corporation IB Fees ($MM)3 $6.4 $6.2 $6.5 $6.2 $5.9 3.9 3.9 3.7 3.6 3.4 0.7 0.7 0.7 0.7 0.7 0.7 0.7 0.7 0.8 0.7 1.1 0.9 1.3 1.1 1.1 Net interest income IB fees Service charges All other income 4Q22 1Q23 2Q23 3Q23 4Q23 $0.0 $2.5 $5.0 $7.5 414 644 600 570 589 189 168 287 232 199 486 363 375 448 389 $1,071 $1,163 $1,212 $1,188 $1,145 Debt Equity Advisory 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $500 $1,000 $1,500 192 193 196 195 195 175 175 174 169 167 13 13 13 12 12 $380 $381 $383 $376 $375 Commercial Corporate Business Banking 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $100 $200 $300 $400 4 $503 $493 $498 $504 $528 Noninterest-bearing Interest-bearing 4Q22 1Q23 2Q23 3Q23 4Q23 $0 $200 $400 $600 25 55% 48% 42% 37% 33% 45% 52% 58% 63% 67%

1 Digital active clients represents 90-day active clients across CashPro and BA360 platforms. Metric tracked starting in 1Q21. Data as of November for each quarter presented. 2 CashPro App sign-in volume represents all sign-ins authenticated via CashPro App, including QR code sign-ins. 3 CashPro alert volume and CashPro online reports and statements scheduled. 4 Represents September through November. 5 Eligible credit monitoring documents uploaded digitally through CashPro Credit (i.e., clients with bilateral loans only and / or Commercial Real Estate Banking clients). Credit Monitoring Documents Uploaded Digitally (%)4,5 CashPro® Proactive Alerts & Insights (MM)3 Global Payments to Digital Wallets (K)4 18% 31% 42% 40% 4Q20 4Q21 4Q22 4Q23 0% 10% 20% 30% 40% 50% 317 424 391 375 4Q20 4Q21 4Q22 4Q23 0 100 200 300 400 500 14.1 16.1 17.2 19.7 4Q20 4Q21 4Q22 4Q23 0.0 5.0 10.0 15.0 20.0 CashPro® App PaymentsCashPro® and BA360 Adoption % CashPro® App Sign-ins (K)2 $54 $133 $181 $245 1.0 2.6 3.2 3.7 Value ($B) Volume (MM) 4Q20 4Q21 4Q22 4Q23 $0 $100 $200 $300 0.0 2.0 4.0 6.0 299 454 679 840 4Q20 4Q21 4Q22 4Q23 0 300 600 900 75% 75% 75% 4Q21 4Q22 4Q23 50% 60% 70% 80% Client Engagement Digital Volumes Global Banking Digital Update 26 Digital Adoption1

Global Markets Trends and Revenue Mix Note: Amounts may not total due to rounding. 1 See slide 38 for business leadership sources. 2 Represents a non-GAAP financial measure. Reported Global Markets revenue was $19.5B for 2023. Global Markets revenue ex. net DVA was $19.8B for 2023. Reported sales and trading revenue was $17.4B, $16.5B, $15.2B, and $15.0B for 2023, 2022, 2021, and 2020, respectively. Reported FICC sales and trading revenue was $10.9B, $9.9B, $8.8B, and $9.6B for 2023, 2022, 2021, and 2020, respectively. Reported Equities sales and trading revenue was $6.5B, $6.6B, $6.4B, and $5.4B for 2023, 2022, 2021, and 2020, respectively. See note F on slide 37 and slide 40 for important presentation information. 3 See note G on slide 37 for definition of VaR. 2023 Global Markets Revenue Mix (excl. net DVA)2 Business Leadership1 • World's Best Bank for Markets(O) • North America's Best Bank for Sustainable Finance(O) • Environmental Finance Impact Award for Renewables(T) • Currency Derivatives House of the Year(U) • No. 1 North America Annual Client Survey of Equity Research Firms(V) • No. 2 All America Trading and Execution Team(V) • No. 1 Municipal Bonds Underwriter(W) • No. 1 Market Share in U.S. Registered Equity Block Trade Fees(X) 2023 Total FICC S&T Revenue Mix (excl. net DVA)2 Total Sales and Trading Revenue (excl. net DVA) ($B)2 Average Trading-Related Assets ($B) and VaR ($MM)3 $15.2 $15.2 $16.5 $17.6 9.7 8.8 9.9 11.1 5.4 6.4 6.6 6.5 FICC Equities 2020 2021 2022 2023 $0.0 $5.0 $10.0 $15.0 $20.0 $483 $549 $601 $618 $80 $73 $108 $84 Avg. trading-related assets Avg. VaR 2020 2021 2022 2023 $0 $250 $500 $750 $0 $50 $100 $150 62% 38% U.S. / Canada International 43% 57% Credit / Other Macro 27

Additional Presentation Information

2023 Consumer Payment Spend of $4.1T was up 4% YoY Payment Spend1 ($ and Transaction Volume) Quarterly YoY % Growth 29 2023 Credit and Debit2,3 YoY % Growth Total credit and debit spend up 3%; transactions up 4% $ Volume Transaction # 4Q 19 1Q 20 2Q 3Q 4Q 1Q 21 2Q 3Q 4Q 1Q 22 2Q 3Q 4Q 1Q 23 2Q 3Q 4Q (25%) 0% 25% 50% 7% (8%) 5% (1%) 6% 9% 1% 4% 2% 4% $ Volume Transaction # Travel & Entertainment Gas Food Retail Services Payment Spend1 ($ Volume) and YoY % Growth $3.0T $3.6T $4.0T $4.1T 2% 21% 10% 4% 2020 2021 2022 2023 4% 4% 2023 YoY Change in Payment Transaction Volume 4% 5% 11% (5%) Credit / Debit ACH / Wire P2P / P2B Cash / Check % of 2023 Volume 78% 11% 7% 5% 4 Note: Amounts may not total due to rounding. 1 Total payments represent payments made from Bank of America accounts using credit card, debit card, ACH, wires, billpay, person-to-person, cash, and checks. 2 Includes consumer and small business credit card portfolios in Consumer Banking and GWIM. 3 Excludes credit and debit money transfers, charitable donations, and miscellaneous categories with immaterial volume. 4 P2P stands for person-to-person. P2B stands for person-to-business.

Balance Sheet Transformation Highlights

(EOP basis unless noted)

Metric	4Q09	4Q19	4Q23
Total loans and leases[1]	**$1,003B**	**$983B**	**$1,054B**
% consumer	*67%*	*47%*	*44%*
Consumer credit card	*$161B*	*$98B*	*$102B*
Home equity	*$154B*	*$41B*	*$26B*
GWIM loans	*$100B*	*$177B*	*$220B*
Commercial real estate *of which Construction (%)*	*$69B* *39%*	*$63B* *12%*	*$73B* *15%*
Nonperforming loans	**3.75%**	**0.36%**	**0.52%**
NCOs[1]	**$11B**	**$1.0B**	**$1.2B**
Nine-quarter stressed net credit losses[2]	**$104B / 10.0%**	**$44B / 4.4%**	**$54B / 5.1%**
Tangible common shareholders' equity[1,3]	**$112B**	**$172B**	**$193B**
Global Liquidity Sources[4]	**$214B**	**$576B**	**$897B**

Transformation through Responsible Growth

- Our loan portfolio is more balanced today and has less inherent risk
  - Lower concentration in the consumer portfolio
  - Less exposure to unsecured consumer credit and home equity loans
  - GWIM loans more than doubled since 4Q09
  - Commercial Real Estate portfolio more balanced, with less concentration in construction loans
  - CCAR stress test results indicate significantly lower credit losses expected in a severe downturn
- Our capital base and liquidity have also increased significantly
  - ~$80B higher tangible common equity[3]
  - Global Liquidity Sources[4] are more than four times higher than 4Q09

[1] 4Q09 reflects December 31, 2009 information adjusted to include the January 1, 2010 adoption of FAS 166/167 as reported in our SEC filings. Amounts include loans accounted for under the fair value option (FVO).
[2] Nine-quarter losses and loss rate for 4Q09 based on the 2009 Supervisory Capital Assessment Program; 4Q19 and 4Q23 represent 2019 and 2023 Federal Reserve CCAR stress test results, respectively.
[3] Represent non-GAAP financial measures. Tangible common shareholders' equity is calculated as common shareholders' equity of $263.2B, $241.4B, and $207.2B for 4Q23, 4Q19, and 4Q09, which has been reduced by goodwill of $69.0B for 4Q23 and 4Q19 and $86.3B for 4Q09 and intangible assets (excluding mortgage servicing rights) of $2.0B, $1.7B, and 12.0B for 4Q23, 4Q19, and 4Q09, net of related deferred tax liabilities of $0.9B, $0.7B, and $3.5B for 4Q23, 4Q19, and 4Q09. For important presentation information, see slide 40.
[4] 4Q09 Global Liquidity Sources shown on ending basis; 4Q19 and 4Q23 shown on average basis. The Corporation adopted the disclosure of average liquidity sources in 2017. See note D on slide 37 for definition of Global Liquidity Sources.

30

Historical Consumer Net Charge-off Rates 31 • Since the beginning of 2004, total Consumer net charge-off rate has averaged 1.6% • During the financial crisis and related periods (1Q08 to 4Q12), the NCO rate averaged 3.6% and peaked at 6.0% in 3Q09 • NCO rate post-financial crisis (1Q13 to 4Q23) averaged 0.7% Consumer Net Charge-off Rate 0.8% 1Q04 4Q23 0.0% 2.5% 5.0% 7.5% Pre-crisis average 1.3% Financial crisis average 3.6% Pre-pandemic average 0.8% 1Q08 4Q12 1Q20 Average since pandemic 0.5% Note: Net charge-off rates are calculated as annualized net charge-offs divided by average outstanding loans and leases, excluding loans accounted for under the fair value option. For comparative presentation, periods prior to 2010 include net charge-offs on loans and leases held for investment and realized credit losses related to securitized loan portfolios that were consolidated on January 1, 2010 upon adoption of FAS 166/167.

Historical Commercial Net Charge-off Rates 32 Commercial excl. Small Business (SB) Total Commercial 1Q07 4Q23 0.00% 1.00% 2.00% 3.00% 4.00% • Total Commercial annualized net charge-off (NCO) rate has averaged 48 bps since 1Q07 (29 bps excl. Small Business) • During the financial crisis and related periods (1Q08 to 4Q12), the NCO rate averaged 128 bps (80 bps excl. SB) • NCO rate post-financial crisis (1Q13 to 4Q23) averaged 13 bps (8 bps excl. SB) Commercial Net Charge-off Rate Financial crisis average 1.28% Pre-pandemic average 0.13% 0.19% 0.13% 1Q08 4Q12 1Q20 Note: Net charge-off rates are calculated as annualized net charge-offs divided by average outstanding loans and leases, excluding loans accounted for under the fair value option. Average since pandemic 0.13%

Commercial Real Estate Loans 33 21.2% 6.9% 12.3% 6.9% 4Q09 4Q23 Total Commercial loans Total loans and leases Commercial Real Estate as a Percent of: Geographic Distribution ($B) $15.9 22% $14.6 20% $13.4 18% $9.3 13% $6.5 9% $6.1 8% Northeast California Southeast Southwest Midwest Midsouth Northwest Other Non-U.S. Office Portfolio Scheduled Maturities 2024-2026 ($B) $18.0 25% $14.7 20% $10.6 15% $5.8 8% $5.7 8% $14.2 19% Office Industrial / Warehouse Multi-family rental Shopping centers / Retail Hotel / Motels Multi-use Residential Other ~$73B Distribution by Property Type ($B) $2.3 3%$2.1 3% $2.8 4% $1.2 2% $2.7 4% $7.6 $3.1 $3.6 2024 2025 2026 • ~75% Class A property type • ~55% origination LTV • ~10% NPL to loans • $5.5B reservable criticized exposure ◦ ~80% LTV1 • FY23 NCO ratio 1.2% ~$73B Note: Amounts may not total due to rounding. 1 Based on properties appraised between January 1, 2023 and December 31, 2023.

Helped more than 44,000 individuals and families with more than $10 billion in affordable lending to purchase a home through our Community Homeownership Commitment Program since 20191 Committed more than $500 million in equity investments to more than 150 funds led by diverse managers, resulting in capital deployed to more than 1,000 companies across the U.S. Helped the National Football League identify 16 Minority Depository Institutions, Community Development Financial Institutions, and minority- and women-focused banks to support and expand business opportunities with diverse enterprises across the country Helping to accelerate the transition toward a sustainable future through our role with public-private and cross-sector coalitions such as the Sustainable Markets Initiative; ~$410 billion deployed and mobilized2 as part of our $1.5 trillion by 2030 sustainable finance target; and more than 24,000 course completions by bankers to help respond to our corporate customers on the opportunities presented by the transition to net zero greenhouse gas emissions Provided $20 million in support of the Foundation to Combat Antisemitism’s national campaign to inform, educate, and inspire those who are not knowledgeable about antisemitism to stand up against hate 34 Delivered for Our Communities 1 As of November 30, 2023. 2 Through December 31, 2022.

35 Delivered for Our Teammates $23 Minimum Hourly Wage Sabbatical Program Electric Vehicle Reimbursement Emotional Wellness Annualized salary for full-time U.S. employees nearly $48,000 4-6 weeks additional paid time away for employees’ 15+ year milestones Reimbursements for purchase or lease of new electric vehicle Expanded in-person confidential counseling through our Employee Assistance Program, including onsite specialists in 30+ locations Sharing Success Awards Back-up Care Tuition Assistance Matching Gifts Awarded six times since 2017 with $4B+ in award values globally 50 days of both child and adult back-up care $7,500 per calendar year for job-related education or professional certificates Matching gifts of up to $5,000 to eligible nonprofits each year

Notes

A In 4Q23, the FDIC imposed a special assessment to recover losses to the Deposit Insurance Fund arising from the protection of uninsured depositors of Silicon Valley Bank and Signature Bank associated with their closures. Accordingly, the Corporation recorded pretax noninterest expense of $2.1B in 4Q23 for its estimated assessment amount. Additionally, the Corporation recorded a net pretax charge of $1.6B in 4Q23 to noninterest income related to interest rate swaps used in cash flow hedges of certain loans that are indexed to the Bloomberg Short-Term Bank Yield Index (BSBY) following the 4Q23 announcement that BSBY will permanently cease effective November 15, 2024. The Corporation has presented certain non-GAAP financial measures (labeled as "adj." in the tables below) that exclude the impacts of the FDIC special assessment (FDIC SA) and/or the BSBY charge, and has provided a reconciliation of these non-GAAP financial measures as set forth below. The Corporation believes the use of non-GAAP financial measures adjusting for the impact of the FDIC SA and the BSBY charge provide additional information for evaluating its results of operations and comparing its operational performance between periods by excluding these impacts that may not be reflective of its underlying operating performance.

Reconciliation

($ in billions, except per share data)	2023 Reported	4Q23 Reported	FDIC SA	2023 adj. FDIC SA	4Q23 adj. FDIC SA	BSBY Charge	2023 adj. BSBY Charge	4Q23 adj. BSBY Charge	FDIC SA & BSBY Charge	2023 adj. FDIC SA & BSBY Charge	4Q23 adj. FDIC SA & BSBY Charge
Noninterest income	$41.7	$8.0	$—	$41.7	$8.0	($1.6)	$43.2	$9.6	($1.6)	$43.3	$9.6
Total revenue, net of interest expense	98.6	22.0	—	98.6	22.0	(1.6)	100.2	23.5	(1.6)	100.2	23.5
Noninterest expense	65.8	17.7	2.1	63.8	15.6	—	65.8	17.7	2.1	63.8	15.6
Income before income taxes	28.3	3.1	(2.1)	30.4	5.2	(1.6)	29.9	4.7	(3.7)	32.0	6.8
Pretax, pre-provision income[1]	32.7	4.2	(2.1)	34.8	6.3	(1.6)	34.3	5.8	(3.7)	36.4	7.9
Income tax expense (benefit)	1.8	—	(0.5)	2.3	0.5	(0.4)	2.2	0.4	(0.9)	2.7	0.9
Net income	26.5	3.1	(1.6)	28.1	4.7	(1.2)	27.7	4.3	(2.8)	29.3	5.9
Net income applicable to common shareholders	24.9	2.8	(1.6)	26.5	4.5	(1.2)	26.1	4.1	(2.8)	27.7	5.6
Diluted earnings per share[2]	$3.08	$0.35	($0.20)	$3.27	$0.55	($0.15)	$3.23	$0.50	($0.35)	$3.42	$0.70

($ in billions, except per share data)	2022 Reported	Inc / (Dec) Reported	Inc / (Dec) adj. FDIC SA	Inc / (Dec) adj. BSBY Charge	Inc / (Dec) adj. FDIC SA & BSBY Charge	4Q22 Reported	Inc / (Dec) Reported	Inc / (Dec) adj. FDIC SA	Inc / (Dec) adj. BSBY Charge	Inc / (Dec) adj. FDIC SA & BSBY Charge
Noninterest income	$42.5	($0.8)	($0.8)	$0.7	$0.8	$9.9	($1.8)	($1.8)	($0.3)	($0.3)
Total revenue, net of interest expense	95.0	3.6	3.6	5.3	5.2	24.5	(2.6)	(2.6)	(1.0)	(1.0)
Noninterest expense	61.4	4.4	2.3	4.4	2.3	15.5	2.2	0.1	2.2	0.1
Income before income taxes	31.0	(2.6)	(0.6)	(1.1)	1.0	7.9	(4.8)	(2.7)	(3.2)	(1.1)
Pretax, pre-provision income[1]	33.5	(0.8)	1.3	0.8	2.9	9.0	(4.8)	(2.7)	(3.2)	(1.1)
Income tax expense (benefit)	3.4	(1.6)	(1.1)	(1.2)	(0.7)	0.8	(0.8)	(0.3)	(0.4)	0.1
Net income	27.5	(1.0)	0.6	0.2	1.8	7.1	(4.0)	(2.4)	(2.8)	(1.2)
Net income applicable to common shareholders	26.0	(1.1)	0.5	0.1	1.6	6.9	(4.1)	(2.4)	(2.9)	(1.3)
Diluted earnings per share[2]	$3.19	($0.11)	$0.08	$0.04	$0.23	$0.85	($0.50)	($0.30)	($0.35)	($0.15)

Reconciliation of return metrics and efficiency ratio

($ in billions)	2023 Reported	4Q23 Reported	2023 FDIC SA & BSBY Charge	2023 adj. FDIC SA & BSBY Charge	4Q23 FDIC SA & BSBY Charge	4Q23 adj. FDIC SA & BSBY Charge
Return on average assets[3]	0.84 %	0.39 %	(9) bps	0.93 %	(34) bps	0.73 %
Return on average common shareholders' equity[4]	9.8 %	4.3 %	(109) bps	10.8 %	(425) bps	8.6 %
Return on average tangible common shareholders' equity[5]	13.5 %	5.9 %	(151) bps	15.0 %	(582) bps	11.7 %
Efficiency ratio[6]	67 %	81 %	314 bps	64 %	1,430 bps	66 %

Note: Amounts may not total due to rounding.

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 37. For important presentation information about these measures, see slide 40.

[2] Calculated as net income applicable to common shareholders divided by average diluted common shares. Average diluted common shares of 8,081MM and 8,062MM for 2023 and 4Q23.

[3] Calculated as net income divided by average assets. Average assets were $3,154B and $3,213B for 2023 and 4Q23.

[4] Calculated as net income applicable to common shareholders divided by average common shareholders' equity. Average common shareholders' equity was $255B and $260B for 2023 and 4Q23.

[5] Calculated as net income applicable to common shareholders divided by average tangible common shareholders' equity. Average tangible common shareholders' equity was $185B and $190B for 2023 and 4Q23. Average tangible common shareholders' equity represents a non-GAAP financial measure. For important presentation information on non-GAAP measures, see slide 40.

[6] Calculated as noninterest expense divided by revenue, net of interest expense.

36

Notes

B Reserve build (release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

C Pretax, pre-provision income (PTPI) at the consolidated level is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Similarly, PTPI at the segment level is a non-GAAP financial measure calculated by adjusting the segments' pretax income to add back provision for credit losses. Management believes that PTPI (both at the consolidated and segment level) is a useful financial measure as it enables an assessment of the Corporation's ability to generate earnings to cover credit losses through a credit cycle as well as provides an additional basis for comparing the Corporation's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. See reconciliation below.

	4Q23			3Q23			4Q22		
$ Millions	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**
Consumer Banking	$ 3,690	$ 1,405	$ 5,095	$ 3,819	$ 1,397	$ 5,216	$ 4,738	$ 944	$ 5,682
Global Wealth & Investment Management	1,359	(26)	1,333	1,377	(6)	1,371	1,589	37	1,626
Global Banking	3,386	(239)	3,147	3,518	(119)	3,399	3,456	149	3,605
Global Markets	877	(60)	817	1,721	(14)	1,707	686	4	690
All Other	(6,043)	24	(6,019)	(2,187)	(24)	(2,211)	(2,449)	(42)	(2,491)
Total Corporation	$ 3,124	$ 1,104	$ 4,228	$ 8,095	$ 1,234	$ 9,329	$ 7,897	$ 1,092	$ 8,989

D Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

E Interest rate sensitivity as of December 31, 2023, reflects the pretax impact to forecasted net interest income over the next 12 months from December 31, 2023, resulting from an instantaneous parallel shock to the market-based forward curve. The sensitivity analysis assumes that we take no action in response to this rate shock and does not assume any change in other macroeconomic variables normally correlated with changes in interest rates. As part of our asset and liability management activities, we use securities, certain residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity. The behavior of our deposit portfolio in the forecast is a key assumption in our projected estimate of net interest income. The sensitivity analysis assumes no change in deposit portfolio size or mix from our baseline forecast in alternate rate environments. In higher rate scenarios, any customer activity resulting in the replacement of low-cost or noninterest-bearing deposits with higher yielding deposits or market-based funding would reduce our benefit in those scenarios.

F Revenue for all periods included net debit valuation adjustments (DVA) on derivatives, as well as amortization of own credit portion of purchase discount and realized DVA on structured liabilities. Net DVA gains (losses) were ($132MM), ($16MM), and ($193MM) for 4Q23, 3Q23, and 4Q22, respectively, and ($236MM), $20MM, ($54MM), and ($133MM) for 2023, 2022, 2021, and 2020, respectively. Net DVA gains (losses) included in FICC revenue were ($127MM), ($13MM), and ($186MM) for 4Q23, 3Q23, and 4Q22, respectively, and ($226MM), $19MM, ($49MM), and ($130MM) for 2023, 2022, 2021, and 2020, respectively. Net DVA gains (losses) included in Equities revenue were ($5MM), ($3MM), and ($7MM) for 4Q23, 3Q23, and 4Q22, respectively, and ($10MM), $1MM, ($5MM), and ($3MM) for 2023, 2022, 2021, and 2020, respectively.

G VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Using a 95% confidence level, average VaR was $42MM, $38MM, and $43MM for 4Q23, 3Q23, and 4Q22 respectively, and $41MM, $36MM, $28MM, and $23MM for 2023, 2022, 2021, and 2020, respectively.

37

Business Leadership Sources (A) Estimated U.S. retail deposits based on June 30, 2023 FDIC deposit data. (B) Javelin 2023 Online and Mobile Banking Scorecards. (C) FDIC, 3Q23. (D) Global Finance, March 2023. (E) Global Finance, August 2023. (F) Global Finance, October 2023. (G) J.D. Power 2023 Financial Health Support CertificationSM is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards.* (H) J.D. Power 2023 U.S. Retail Banking Advice Satisfaction Study. For more information, visit jdpower.com/awards.* (I) Industry Q3-23 FDIC call reports. (J) Family Wealth Report, 2023. (K) Global Private Banking Innovation Award, 2023. (L) Datos Insights, 2023. (M) WealthManagement.com, 2023.* (N) Global Finance, 2023. (O) Euromoney, 2023. (P) Global Finance Treasury & Cash Management Awards, 2023. (Q) Celent, 2023. (R) The Banker, 2023. (S) Coalition Greenwich, 2023. (T) Impact Awards, 2023. (U) Risk.net, 2024.* (V) Institutional Investor, 2023. (W) Refinitiv, 2023 YTD. (X) Dealogic, 2023 YTD. 38 * Website content is not incorporated by reference into this presentation.

Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, net interest income, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2022 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions, including as a result of our participation in and execution of government programs related to the Coronavirus Disease 2019 (COVID-19) pandemic, such as the processing of unemployment benefits for California and certain other states; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, resulting in worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and/or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including Zelle, that were authorized by the customer but induced by fraud; the impact of failures or disruptions in or breaches of the Corporation’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence or continuation of widespread health emergencies or pandemics; the impact of natural disasters, extreme weather events, military conflicts (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. 39

Important Presentation Information 40 • The information contained herein is preliminary and based on Corporation data available at the time of the earnings presentation. It speaks only as of the particular date or dates included in the accompanying slides. Bank of America does not undertake an obligation to, and disclaims any duty to, update any of the information provided. • The Corporation may present certain metrics and ratios, including year-over-year comparisons of revenue, noninterest expense, and pretax income, excluding certain items (e.g., DVA) that are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. For more information about the non-GAAP financial measures contained herein, please see the presentation of the most directly comparable financial measures calculated in accordance with GAAP and accompanying reconciliations in the earnings press release for the quarter and year ended December 31, 2023, and other earnings-related information available through the Bank of America Investor Relations website at: https://investor.bankofamerica.com/quarterly-earnings. • The Corporation presents certain key financial and nonfinancial performance indicators that management uses when assessing consolidated and / or segment results. The Corporation believes this information is useful because it provides management with information about underlying operational performance and trends. KPIs are presented in 2023 Financial Results on slide 2, 4Q23 Financial Results on slide 4, and on the Summary Income Statement for each segment. • The Corporation views net interest income and related ratios and analyses on a fully taxable-equivalent (FTE) basis, which when presented on a consolidated basis are non-GAAP financial measures. The Corporation believes managing the business with net interest income on an FTE basis provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that the presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The FTE adjustment was $145MM, $153MM, $135MM, $134MM, $123MM, and $113MM for 4Q23, 3Q23, 2Q23, 1Q23, 4Q22, and 4Q20, respectively. • The Corporation allocates capital to its business segments using a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, risk-weighted assets measured under Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As a result of this process, in the first quarter of 2023, the Corporation adjusted the amount of capital being allocated to its business segments.